Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-228718) pertaining to the Moderna Therapeutics, Inc. 2016 Stock Option and Grant Plan and the Moderna, Inc. 2018 Employee Stock Purchase Plan, and

(2)	Registration Statement (Form S-8 No. 333-230245) pertaining to the Moderna, Inc. 2018 Stock Option and Incentive Plan;
of our reports dated February 27, 2020, with respect to the consolidated financial statements of Moderna, Inc. and the effectiveness of internal control over financial reporting of Moderna, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 27, 2020